Filed under Rule 424(b)(3) and (7) of the Securities Act of 1933, relating to Registration No. 333-145000
Supplement No. 4
to Prospectus Dated July 31, 2007 and Prospectus Supplement Dated August 1, 2007
of
CADENCE DESIGN SYSTEMS, INC.
Relating to
$250,000,000 1.375% Convertible Senior Notes Due 2011
$250,000,000 1.500% Convertible Senior Notes Due 2013
and
Shares of Common Stock Issuable upon Conversion of the Notes

     This supplement no. 4 relates to the resale by selling securityholders of Cadence’s 1.375% Convertible Senior Notes Due 2011 (the “2011 Notes”) and 1.500% Convertible Senior Notes Due 2013 (the “2013 Notes” and, together with the 2011 Notes, the “Notes”) and the shares of Cadence common stock issuable upon conversion of the notes.
     You should read this supplement no. 4 in conjunction with the prospectus dated July 31, 2007, the prospectus supplement dated August 1, 2007, supplement no. 1 to the prospectus supplement dated September 4, 2007, supplement no. 2 to the prospectus supplement dated October 3, 2007 and supplement no. 3 to the prospectus supplement dated November 16, 2007, which should be delivered in conjunction with this supplement. This supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus and prospectus supplement, including supplement nos. 1, 2 and 3. This supplement is qualified by reference to the prospectus and prospectus supplement, except to the extent that the information provided by this supplement supersedes information contained in the prospectus supplement and supplement nos. 1, 2 and 3.

     Investing in the notes and the common stock issuable upon conversion of the notes involves risk. See the discussion entitled “Risk Factors” beginning on page S-6 of the prospectus supplement dated August 1, 2007.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this supplement, the prospectus dated July 31, 2007, or the prospectus supplement dated August 1, 2007. Any representation to the contrary is a criminal offense.

     The tables under the caption “Selling Securityholders” beginning on page S-6 of the prospectus supplement are hereby supplemented and amended by adding certain selling securityholders identified in the tables below. We prepared these tables based on information supplied to us by the selling securityholders named in the tables below on or prior to January 9, 2008. Information about the selling securityholders may change over time. If required, any changed or new information given to us will be set forth in supplements to the prospectus supplement or amendments to the registration statement of which this supplement is a part, if and when necessary.
     We have assumed for purposes of the tables below that the selling securityholders will sell all of the notes and all of the common stock issuable upon conversion of the notes pursuant to this supplement, the prospectus supplement dated August 1, 2007, and the prospectus dated July 31, 2007, and that any other shares of our common stock beneficially owned by the selling securityholder will continue to be beneficially owned.

     Except as set forth below, the selling securityholders listed in the tables below do not have, nor within the past three years have had, any position, office or other material relationship with us or any of our predecessors or affiliates.
     The selling securityholders identified below may have sold, transferred or otherwise disposed of, pursuant to transactions exempt from the registration requirements of the Securities Act of 1933, as amended, all or a portion of its notes since the date on which it provided the information regarding its notes.
SELLING SECURITYHOLDERS OF THE 2011 NOTES

Number of
	Principal				Shares of
	Amount of		Number of	Number of	Common	Natural
	Notes		Shares of	Shares of	Stock	Person(s)
	Beneficially	Percentage	Common	Common	Beneficially	with
	Owned and	of Notes	Stock	Stock	Owned after	Voting or
Name of Selling	Offered	Outstanding	Beneficially	Offered	the	Investment
Securityholder	(USD)(4)	(%)	Owned(1)(2)	(1)	Offering(2)(3)	Power
Wachovia Capital Markets LLC (#)	215,000	*	10,165	10,165	0	(5)

*	Less than one percent (1%).

#	The selling securityholder is a registered broker-dealer.

+	The selling securityholder is an affiliate of a registered broker-dealer.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 47.2813 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment as described under ‘‘Description of Notes—Conversion Rights.’’ As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. Further, pursuant to the terms of the notes, upon conversion we will pay cash and shares of our common stock, if any, based on a daily settlement amount calculated on a proportionate basis for each day of the relevant 20 trading-day observation period. Accordingly, the number of shares of our common stock we would actually deliver upon conversion of any notes would be lower than the numbers shown for any holder of notes in the table above. The numbers of shares set forth in the table above exclude shares of common stock that may be issued as described under “Description of Notes — Adjustment to Shares Delivered upon Conversion Upon a Fundamental Change” and the fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under “Description of Notes — Conversion Rights.”

(2)	The number of shares of common stock beneficially owned by each holder named above is less than 1% of our outstanding common stock, calculated based on 277,528,689 shares of common stock outstanding as of June 30, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)	For the purposes of computing the number and percentage of notes and shares to be held by the selling securityholders after the conclusion of the offering, we have assumed for purposes of the table above that the selling securityholder named above will sell all of the notes and all of the common stock issuable upon conversion of the notes offered by this supplement no. 4, supplement nos. 1, 2 and 3, the prospectus supplement dated August 1, 2007 and the prospectus dates July 31, 2007, and that any other shares of our common stock beneficially owned by the selling securityholder will continue to be beneficially owned. We also assume that unnamed holders of notes, or any future transferees, pledgees, donees or successors of from any such holder, do not beneficially own any common stock other than that issuable upon conversion of the notes.

(4)	The maximum principal amount of 2011 Notes that may be sold under the prospectus dated July 31, 2007, the prospectus supplement dated August 1, 2007 and all supplements thereto will not exceed $250,000,000.

(5)	Selling securityholder indicates that Wachovia Capital Markets LLC is a wholly-owned subsidiary of SEC reporting company, Wachovia Corp.

SELLING SECURITYHOLDERS OF THE 2013 NOTES

Number of
	Principal				Shares of
	Amount of		Number of	Number of	Common	Natural
	Notes		Shares of	Shares of	Stock	Person(s)
	Beneficially	Percentage	Common	Common	Beneficially	with
	Owned and	of Notes	Stock	Stock	Owned after	Voting or
Name of Selling	Offered	Outstanding	Beneficially	Offered	the	Investment
Securityholder	(USD)(4)	(%)	Owned(1)(2)	(1)	Offering(2)(3)	Power
Redbrick Capital Master Fat Tail Fund, Ltd.	30,000,000	12.0	1,418,439	1,418,439	0	Jeff Baum or Tony Morgan

*	Less than one percent (1%).

#	The selling securityholder is a registered broker-dealer.

+	The selling securityholder is an affiliate of a registered broker-dealer.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 47.2813 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment as described under ‘‘Description of Notes—Conversion Rights.’’ As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. Further, pursuant to the terms of the notes, upon conversion we will pay cash and shares of our common stock, if any, based on a daily settlement amount calculated on a proportionate basis for each day of the relevant 20 trading-day observation period. Accordingly, the number of shares of our common stock we would actually deliver upon conversion of any notes would be lower than the numbers shown for any holder of notes in the table above. The numbers of shares set forth in the table above exclude shares of common stock that may be issued as described under “Description of Notes — Adjustment to Shares Delivered upon Conversion Upon a Fundamental Change” and the fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under “Description of Notes — Conversion Rights.”

(2)	The number of shares of common stock beneficially owned by each holder named above is less than 1% of our outstanding common stock, calculated based on 277,528,689 shares of common stock outstanding as of June 30, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)	For the purposes of computing the number and percentage of notes and shares to be held by the selling securityholders after the conclusion of the offering, we have assumed for purposes of the table above that the selling securityholder named above will sell all of the notes and all of the common stock issuable upon conversion of the notes offered by this supplement no. 4, supplement nos. 1, 2 and 3, the prospectus supplement dated August 1, 2007 and the prospectus dates July 31, 2007, and that any other shares of our common stock beneficially owned by the selling securityholder will continue to be beneficially owned. We also assume that unnamed holders of notes, or any future transferees, pledgees, donees or successors of from any such holder, do not beneficially own any common stock other than that issuable upon conversion of the notes.

(4)	The maximum principal amount of 2013 Notes that may be sold under the prospectus dated July 31, 2007, the prospectus supplement dated August 1, 2007 and all supplements thereto will not exceed $250,000,000.

The date of this supplement no. 4 is January 10, 2008.

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